EXHIBIT 99.1

Selective Reports Fourth Quarter 2015 Net Income per Diluted Share of $0.78 and Operating Income1 per Diluted Share of $0.81

Achieves Record Underwriting Results with 2015 Statutory Combined Ratio of 92.4%

In the fourth quarter of 2015:

•	Net premiums written grew 9.5%
•	GAAP combined ratio was 90.5%
•	Statutory combined ratio was 93.2%
•	After-tax net investment income declined 5%
•	Total return on equity was 13.2% and operating return on equity[1] was 13.7%

Branchville, NJ – February 4, 2016 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter ended December 31, 2015. Net income per diluted share was $0.78, compared to $0.72 in 2014, and operating income1 per diluted share grew 13% to $0.81, compared to $0.72 in 2014.

“Selective finished 2015 with a strong fourth quarter, generating a profitable 93.2% statutory combined ratio, or 92.6% excluding catastrophe losses,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Growth in the quarter was solid, as overall net premiums written increased 9.5%. For the full-year 2015, Selective generated 10% net premiums written growth and a record statutory combined ratio of 92.4%, or 89.4% excluding catastrophe losses, our best since becoming a listed company.”

Murphy continued, “Our success in 2015 reflects Selective’s continued ability to outperform our industry and drive sustainable and profitable growth. The three-year profitability improvement plan we laid out in 2012, achieved in 2014 and exceeded in 2015 is the result of a unique field model armed with sophisticated underwriting and claims tools, delivering true franchise value to our distribution partners, and providing superior customer service. These three pillars have positioned Selective with a competitive advantage in our industry. With the benefit of these unique differentiators, our goal for 2016 and beyond is to continue to outpace industry growth rates while maintaining profitability margins.”

Consolidated Financial Results $ in millions, except per share data	Quarter Ended December 31,		Change	Year-to-date December 31,		Change
	2015	2014		2015	2014
Net premiums written	$474.7	$433.6	9%	$2,069.9	$1,885.3	10%
Net premiums earned	$516.1	$469.9	10%	$1,989.9	$1,852.6	7%
Net investment income earned	$30.1	$32.1	(6)%	$121.3	$138.7	(13)%
Net realized (losses) gains, pre-tax	$(2.6)	$(0.4)	(568)%	$13.2	$26.6	(50)%
Total revenues	$545.6	$503.6	8%	$2,131.9	$2,034.9	5%
Operating income[1]	$47.1	$41.6	13%	$157.3	$124.5	26%
Net realized (losses) gains, net of tax	$(1.7)	$(0.3)	(568)%	$8.6	$17.3	(50)%
Net income	$45.4	$41.4	10%	$165.9	$141.8	17%
Statutory combined ratio	93.2%	93.2%	-	92.4%	95.7%	(3.3) pts
Catastrophe losses	0.6 pts	(1.5) pts	2.1 pts	3.0 pts	3.2 pts	(0.2) pts
Non-catastrophe property losses	11.4 pts	13.4 pts	(2.0) pts	13.3 pts	15.5 pts	(2.2) pts
(Favorable) prior year statutory reserve development on casualty lines	(2.3) pts	(1.9) pts	(0.4) pts	(3.4) pts	(2.6) pts	(0.8) pts
GAAP combined ratio	90.5%	91.8%	(1.3) pts	92.5%	95.8%	(3.3) pts
Operating income per diluted share[1]	$0.81	$0.72	13%	$2.70	$2.17	24%
Net income per diluted share	$0.78	$0.72	8%	$2.85	$2.47	15%
Weighted average diluted shares	58.4M	57.5M	1%	58.2M	57.4M	1%
Book value per share				$24.37	$22.54	8%

1

1Operating income differs from net income by the exclusion of realized gains and losses on investments. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums, which represent 77% of total net premiums written, were up 11% compared to the fourth quarter a year ago, driven by a 21% increase in new business to $77 million, renewal pure price increases of 2.7%, and strong retention of 83%. The quarter’s statutory combined ratio improved by 6.8 points to 89.2%, largely due to earned rate continuing to outpace expected claims inflation and favorable prior year net casualty reserve development of 5.0 points compared to 2.2 points in the year-ago period.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended December 31,		Change	Year-to-date December 31,		Change
	2015	2014		2015	2014
Net premiums written	$356.9	$321.4	11%	$1,597.0	$1,441.0	11%
Net premiums earned	$397.2	$359.6	10%	$1,529.4	$1,415.7	8%
Statutory loss & loss expense ratio	50.2%	58.0%	(7.8) pts	53.6%	61.3%	(7.7) pts
Statutory underwriting expense ratio	38.8%	37.4%	1.4 pts	35.2%	33.8%	1.4 pts
Statutory dividends to policyholders ratio	0.2%	0.6%	(0.4) pts	0.4%	0.4%	-
Statutory combined ratio	89.2%	96.0%	(6.8) pts	89.2%	95.5%	(6.3) pts
GAAP combined ratio	86.1%	94.1%	(8.0) pts	89.2%	95.7%	(6.5) pts

Standard Personal Lines

Standard Personal Lines premiums, which represent 14% of total net premiums written, decreased 2% in the quarter compared to the fourth quarter of 2014, largely driven by a decrease in new business. Retention improved by three points to 83% and renewal pure price was 4.2%. The take up rate for our consultative buyer focused product, the Selective EdgeTM, continued to improve in the fourth quarter.

The statutory combined ratio in the fourth quarter for Standard Personal Lines was 94.7%, which included 1.9 points of catastrophe losses. There was $2 million or 2.8 points of favorable prior year casualty reserve development this quarter, compared to favorable prior year net casualty reserve development of $3 million, or 4.1 combined ratio points, in the fourth quarter of 2014.

Standard Personal Lines $ in millions, statutory results	Quarter Ended December 31,		Change	Year-to-date December 31,		Change
	2015	2014		2015	2014
Net premiums written	$66.0	$67.5	(2)%	$283.9	$292.1	(3)%
Net premiums earned	$71.5	$73.0	(2)%	$288.1	$296.7	(3)%
Statutory loss & loss expense ratio	61.2%	47.6%	13.6 pts	69.6%	66.3%	3.3 pts
Statutory underwriting expense ratio	33.5%	30.6%	2.9 pts	30.3%	28.2%	2.1 pts
Statutory combined ratio	94.7%	78.2%	16.5 pts	99.9%	94.5%	5.4 pts
GAAP combined ratio	92.1%	77.5%	14.6 pts	99.5%	94.4%	5.1 pts

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Excess and Surplus Lines

Our Excess and Surplus lines business, which represents 9% of net premiums written, reported a 16% increase in net premiums written in the quarter. The statutory combined ratio in the fourth quarter was 125.6%, largely due to adverse prior year casualty reserve development of $10 million, or 21.1 points. We also recorded a $5 million adjustment to the 2015 accident year.

Excess & Surplus Lines $ in millions, statutory results	Quarter Ended December 31,		Change	Year-to-date December 31,		Change
	2015	2014		2015	2014
Net premiums written	$51.8	$44.7	16%	$189.0	$152.2	24%
Net premiums earned	$47.4	$37.2	27%	$172.3	$140.2	23%
Statutory loss & loss expense ratio	91.6%	63.7%	27.9 pts	74.7%	64.5%	10.2 pts
Statutory underwriting expense ratio	34.0%	32.9%	1.1 pts	33.7%	34.7%	(1.0) pts
Statutory combined ratio	125.6%	96.6%	29.0 pts	108.4%	99.2%	9.2 pts
GAAP combined ratio	124.8%	97.8%	27.0 pts	109.8%	99.7%	10.1 pts

Investment Income

After-tax investment income in the fourth quarter was $23 million, down 5% compared to the same period a year ago. Investment income continued to be negatively impacted by lower returns in the alternative investment portfolio for the fourth quarter, due to the ongoing decline of oil prices and lower new money yields. The 2015 total after-tax portfolio yield declined to 1.9% from 2.2% a year ago due to alternative investment results and the declining interest rate environment.

Investments $ in millions, except per share data	Quarter Ended December 31,		Change	Year-to-date December 31,		Change
	2015	2014		2015	2014
Invested assets per dollar of stockholders’ equity				$3.64	$3.77	(3)%
Net investment income earned, after-tax	$23.3	$24.5	(5)%	$93.8	$104.2	(10)%
Net investment income per share	$0.40	$0.43	(7)%	$1.61	$1.82	(12)%
Effective tax rate	22.6%	23.6%	(1.0) pt	22.7%	24.9%	(2.2) pts
Average yields:
Fixed Income Securities:
Pre-tax				2.7%	3.0%	(0.3) pts
After-tax				2.1%	2.2%	(0.1) pts
Portfolio:
Pre-tax				2.5%	3.0%	(0.5) pts
After-tax				1.9%	2.2%	(0.3) pts

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Balance Sheet

Balance Sheet $ in millions, except per share data	December 31,	December 31,	Change
	2015	2014
Total assets	$6,904.4	$6,574.9	5%
Investment portfolio	$5,089.3	$4,806.8	6%
Notes payable	$388.2	$372.7	4%
Statutory surplus	$1,426.3	$1,307.8	9%
Stockholders’ equity	$1,398.0	$1,275.6	10%
Book value per share	$24.37	$22.54	8%

The increase in book value per share reflects $2.85 in net income, partially offset by a $0.62 reduction in unrealized investment gains and $0.57 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.15 per share quarterly cash dividend on common stock payable March 1, 2016, to stockholders of record as of February 16, 2016.

Guidance

For 2016, Selective expects to generate the following results:

•	A statutory combined ratio excluding catastrophes of approximately 91%;
•	Catastrophe losses of 3.5 points;
•	After-tax investment income of approximately $100 million; and
•	Weighted average shares of approximately 58.5 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.Selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on February 5, 2016 at www.Selective.com. The webcast will be available for rebroadcast until the close of business on March 4, 2016.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

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Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and, therefore, statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.Selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor Contact:	Media Contact:
Jennifer DiBerardino	Jamie Beal
973-948-1364	973-948-1234
jennifer.diberardino@Selective.com	jamie.beal@Selective.com

Selective Insurance Group, Inc.
40 Wantage Avenue
Branchville, New Jersey 07890
www.Selective.com

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